EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2018

Willimantic, Connecticut — April 17, 2018. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $2.0 million, or $0.17 diluted earnings per share, for the quarter ended March 31, 2018 versus $1.7 million, or $0.14 diluted earnings per share, for the quarter ended March 31, 2017.

Net interest income increased $427,000 to $10.9 million for the quarter ended March 31, 2018, compared to $10.5 million for the quarter ended March 31, 2017, primarily as a result of increases in the average balance of loans and average yield earned on loans and other interest-earning assets and a reduction in the average balance of FHLB advances, partially offset by increases in the average balance of deposits and in the average rates paid on deposits and borrowings. The increase in yields reflects the rising interest rate environment.

The provision for loan losses increased $565,000 for the first quarter of 2018 compared to the same period in 2017, primarily due to increases in nonperforming loans, reserves for impaired loans and an increase in commercial real estate loans, which carry a higher degree of risk than other loans held in the loan portfolio. At March 31, 2018, nonperforming loans increased to $7.9 million compared to $5.0 million at March 31, 2017, resulting from increases in nonperforming multi-family and commercial real estate of $2.7 million and commercial business loans of $550,000, offset by a decrease of $315,000 in nonperforming residential real estate loans. Net loan charge-offs were $55,000 for the quarter ended March 31, 2018 compared to net loan recoveries of $20,000 for the quarter ended March 31, 2017.

Noninterest income decreased $115,000 to $2.4 million for the quarter ended March 31, 2018 compared to $2.5 million for the same period in the prior year, due to a decrease in wealth management fees of $318,000 resulting from the sale of the Company's trust and asset management business in May 2017. The cash surrender value of bank owned life insurance, mortgage banking fees and service fees increased $85,000, $59,000 and $28,000, respectively, during the first quarter of 2018 compared to the same quarter in 2017.

Noninterest expenses decreased $291,000 for the first quarter of 2018 compared to the same period in 2017, primarily due to fraudulent debit card transactions of $373,000 that occurred in the first quarter of 2017. Computer and electronic banking expenses decreased $92,000 for the first quarter ended March 31, 2018 versus the comparable period in 2017 as a result of reconfiguration of the telecommunication infrastructure and contract renegotiations with a third party provider. Outside professional services decreased $45,000 for the quarter ended March 31, 2018 versus the same period in 2017 due to decreases in legal and consulting expenses. Regulatory assessments decreased $21,000 for the first quarter ended March 31, 2018 as a result of a lower FDIC assessment rate. Occupancy expense increased $75,000 primarily due to higher snow removal costs.

Total assets increased $17.4 million, or 1.1%, to $1.60 billion at March 31, 2018, principally due to an increase of $26.0 million in net loans receivable, offset by a decrease of $8.6 million in available for sale securities. The higher balance of net loans receivable reflects increases of $39.3 million, $1.6 million and $1.3 million in multi-family and commercial real estate loans, residential mortgage loans and construction loans, respectively, offset by decreases of $9.2 million, $3.1 million, $2.5 million and $1.8 million in SBA and USDA guaranteed loans, timeshare loans, consumer loans and other commercial business loans, respectively. Multi-family and commercial real estate originations increased $42.5 million for the first quarter of 2018 compared to the same period in 2017. Commercial business loan originations and residential real estate loans decreased $8.2 million and $4.5 million, respectively, during the first quarter of 2018 compared to the same period in 2017.

Total liabilities increased $16.9 million, or 1.2%, to $1.43 billion at March 31, 2018 compared to $1.41 billion at December 31, 2017, primarily due to increases in deposits of $14.5 million, or 1.2%, which included increases in NOW and money market accounts of $19.1 million and certificates of deposit of $6.0 million, offset by decreases in noninterest-bearing deposits of $9.2 million and savings accounts of $1.6 million. Although market competition has intensified, deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products. Borrowings increased $3.6 million from $178.3 million at December 31, 2017 to $181.9 million at March 31, 2018, which were used to fund the growth in commercial lending.

Total shareholders' equity increased $438,000 from $168.5 million at December 31, 2017 to $168.9 million at March 31, 2018. The increase in shareholders' equity was primarily attributable to net income of $2.0 million, partially offset by an increase of $1.1 million in unrealized losses on securities included in other comprehensive income and dividends paid of $716,000. At March 31, 2018, the Bank’s regulatory capital exceeded the amounts required for the Bank to be considered “well-capitalized” under applicable regulatory capital guidelines.

“We are pleased with the success we have had implementing our business plan of growing the loan portfolio and deposits by expanding our lending and deposit gathering resources. In addition, we continue to focus on increasing our core noninterest income while prudently reducing noninterest expenses," commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-four branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	March 31,	December 31,
(In Thousands / Unaudited)	2018	2017

ASSETS
Noninterest-bearing cash and due from banks	$14,136	$16,872
Interest-bearing cash and cash equivalents	70,210	66,614
Securities	158,961	167,545
Loans held for sale	921	835
Loans receivable, net	1,263,182	1,237,174
Bank-owned life insurance	33,941	33,726
Premises and equipment, net	19,387	19,409
Intangible assets	16,742	16,893
Deferred tax asset	6,705	6,412
Other real estate owned, net	1,074	1,226
Other assets	13,059	14,250
Total assets	$1,598,318	$1,580,956

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,222,520	$1,208,047
Borrowings	181,949	178,342
Other liabilities	24,930	26,086
Total liabilities	1,429,399	1,412,475

Shareholders' equity	168,919	168,481
Total liabilities and shareholders' equity	$1,598,318	$1,580,956

SELECTED OPERATING DATA:

	Three Months Ended
	March 31,
(In Thousands / Unaudited)	2018	2017

Interest and dividend income	$13,754	$13,202
Interest expense	2,829	2,704
Net interest income	10,925	10,498

Provision for loan losses	725	160
Net interest income after provision for loan losses	10,200	10,338

Noninterest income	2,394	2,509
Noninterest expenses	10,051	10,342
Income before income taxes	2,543	2,505

Income tax provision	537	786
Net income	$2,006	$1,719

SELECTED OPERATING DATA - Concluded:

	Three Months Ended
	March 31,
(Unaudited)	2018	2017

Earnings per share:
Basic	$0.17	$0.15
Diluted	$0.17	$0.14

Weighted average shares outstanding:
Basic	11,909,028	11,828,136
Diluted	11,995,298	11,915,189

SELECTED FINANCIAL RATIOS:

	At or For the
	Three Months Ended
	March 31,
(Dollars in Thousands, Except per Share Data / Unaudited)	2018	2017

Selected Performance Ratios: (1)
Return on average assets	0.52%	0.44%
Return on average equity	4.79	4.18
Interest rate spread	2.80	2.70
Net interest margin	3.00	2.89
Efficiency ratio (2)	75.46	79.51

Asset Quality Ratios:
Allowance for loan losses	$13,004	$12,000
Allowance for loan losses as a percent of total loans (3)	1.02%	0.96%
Allowance for loan losses as a percent of nonperforming loans	164.5	239.57
Nonperforming loans	$7,905	$5,009
Nonperforming loans as a percent of total loans (3)	0.62%	0.40%
Nonperforming assets (4)	$8,979	$6,329
Nonperforming assets as a percent of total assets	0.56%	0.40%

Per Share Data:
Book value per share	$13.80	$13.61
Less: Intangible assets per share(5)	(1.37)	(1.42)
Tangible book value per share (5)	12.43	12.19
Dividends declared per share	$0.06	$0.05

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income.
(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $16.7 million and $17.3 million at March 31, 2018 and 2017, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514